                                                                                                       Exhibit 99.2

                         CONSECO, INC. AND SUBSIDIARIES

                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                              (Dollars in millions)

                                     ASSETS


                                                                                                 March 31,     December 31,
                                                                                                   1998            1997
                                                                                                   ----            ----
                                                                                                (unaudited)
Investments:
   Actively managed fixed maturities at fair value (amortized cost:
     1998 - $22,616.3; 1997 - $22,289.3)......................................................  $22,968.9      $22,773.7
   Interest-only securities...................................................................    1,412.3        1,363.2
   Equity securities at fair value (cost: 1998 - $254.6; 1997 - $227.6).......................      263.4          228.9
   Mortgage loans.............................................................................      474.2          516.2
   Credit-tenant loans........................................................................      596.6          558.6
   Policy loans...............................................................................      691.7          692.4
   Other invested assets .....................................................................      541.2          530.7
   Short-term investments.....................................................................    1,073.1        1,179.1
   Assets held in separate accounts...........................................................      675.2          682.8
                                                                                                ----------     ---------

       Total investments......................................................................   28,696.6       28,525.6

Accrued investment income.....................................................................      399.9          379.3
Finance receivables...........................................................................    2,154.6        1,971.0
Servicing rights..............................................................................      111.8           96.3
Cost of policies purchased....................................................................    2,442.6        2,466.4
Cost of policies produced.....................................................................    1,022.5          915.2
Reinsurance receivables.......................................................................      761.8          795.8
Goodwill (net of accumulated amortization: 1998 - $196.2; 1997 - $170.9)......................    3,660.3        3,693.4
Property and equipment (net of accumulated depreciation: 1998 - $161.8; 1997 - $153.9) .......      297.2          284.0
Cash held in segregated accounts for investors................................................      653.3          552.8
Cash deposits, restricted under pooling and servicing agreements..............................      234.2          247.2
Other assets..................................................................................      689.2          702.9
                                                                                                ----------     ---------

       Total assets...........................................................................  $41,124.0      $40,629.9
                                                                                                =========      =========










                            (continued on next page)





               The accompanying notes are an integral part of the
                       consolidated financial statements.




                         CONSECO, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED BALANCE SHEET, continued
                              (Dollars in millions)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                                 March 31,     December 31,
                                                                                                   1998            1997
                                                                                                   ---             ----
                                                                                                (unaudited)
Liabilities:
   Insurance liabilities:
     Interest sensitive products..............................................................  $17,320.6      $17,357.6
     Traditional products.....................................................................    5,758.0        5,784.8
     Claims payable and other policyholder funds..............................................    1,617.3        1,615.5
     Unearned premiums........................................................................      409.1          406.1
     Liabilities related to separate accounts.................................................      675.2          682.8
   Investor payables..........................................................................      653.3          552.8
   Other liabilities..........................................................................    1,779.6        1,488.3
   Income tax liabilities.....................................................................      590.6          532.8
   Investment borrowings......................................................................    1,196.1        1,389.5
   Notes payable and commercial paper:
     Corporate................................................................................    2,435.1        2,354.9
     Consumer and commercial finance..........................................................    2,059.1        1,866.3
                                                                                                ---------      ---------

         Total liabilities....................................................................   34,494.0       34,031.4
                                                                                                ---------      ---------

Minority interest:
   Company-obligated mandatorily redeemable preferred securities
     of subsidiary trusts.....................................................................    1,388.1        1,383.9
   Common stock of subsidiary.................................................................         .7             .7

Shareholders' equity:
   Preferred stock............................................................................      115.8          115.8
   Common stock and additional paid-in capital (no par value, 1,000,000,000 shares authorized, shares issued and outstanding: 1998 - 309,717,887;
     1997 - 310,011,669)......................................................................    2,621.0        2,619.8
   Accumulated other comprehensive income:
     Unrealized appreciation of fixed maturity securities (net of applicable deferred
       income taxes:  1998 - $85.7; 1997 - $95.5).............................................      159.0          177.2
     Unrealized appreciation of interest-only securities and other investments (net of
       applicable deferred income taxes:  1998 - $6.4; 1997 - $16.0)..........................       11.8           26.6
     Minimum pension liability adjustment.....................................................       (3.1)          (3.2)
   Retained earnings..........................................................................    2,336.7        2,277.7
                                                                                                ---------      ---------

         Total shareholders' equity...........................................................    5,241.2        5,213.9
                                                                                                ---------      ---------

         Total liabilities and shareholders' equity...........................................  $41,124.0      $40,629.9
                                                                                                =========      =========








               The accompanying notes are an integral part of the
                       consolidated financial statements.




                         CONSECO, INC. AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
                              (Dollars in millions)
                                   (unaudited)
                                                                                                   Three months ended
                                                                                                          March 31,
                                                                                                     -------------------
                                                                                                      1998          1997
                                                                                                      ----          ----
Revenues:
   Insurance policy income:
     Traditional products......................................................................    $  859.4     $  566.2
     Interest sensitive products...............................................................       130.7        103.9
   Net investment income:
     Assets held by insurance subsidiaries.....................................................       583.3        409.2
     Finance receivables.......................................................................        56.6         42.9
     Interest-only securities..................................................................        36.3         26.8
   Gain on loan securitizations................................................................       137.2        158.1
   Net investment gains........................................................................       104.8          5.1
   Fee revenue and other income................................................................        76.5         53.0
                                                                                                   --------     --------

       Total revenues..........................................................................     1,984.8      1,365.2
                                                                                                   --------     --------

Benefits and expenses:
   Insurance policy benefits...................................................................       680.4        455.3
   Amounts added to annuity and financial product policyholder account balances:
       Interest................................................................................       188.4        173.7
       Other amounts added to variable and equity-indexed annuity products.....................        85.6         16.2
   Interest expense:
     Corporate.................................................................................        39.0         25.8
     Finance and investment borrowings.........................................................        67.4         32.6
   Amortization................................................................................       208.4        118.0
   Other operating costs and expenses..........................................................       295.0        201.1
                                                                                                   --------     --------

       Total benefits and expenses.............................................................     1,564.2      1,022.7
                                                                                                   --------     --------

       Income before income taxes, minority interest and extraordinary charge .................       420.6        342.5

Income tax expense.............................................................................       170.2        126.5
                                                                                                   --------     --------

       Income before minority interest and extraordinary charge ...............................       250.4        216.0

Minority interest:
   Distributions on Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts...........................................................        19.4          8.7
   Dividends on preferred stock of subsidiaries................................................           -          1.3
                                                                                                   ----------   --------

       Income before extraordinary charge .....................................................       231.0        206.0

Extraordinary charge on extinguishment of debt, net of taxes and minority interest.............        16.4          3.3
                                                                                                   --------     --------

       Net income..............................................................................       214.6        202.7

Less amounts applicable to preferred stock:
   Charge related to induced conversions.......................................................         -           12.3
   Preferred stock dividends...................................................................         2.0          2.3
                                                                                                   --------     --------

       Net income applicable to common stock...................................................    $  212.6     $  188.1
                                                                                                   ========     ========
                            (continued on next page)




               The accompanying notes are an integral part of the
                       consolidated financial statements.



                         CONSECO, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS, continued
                  (Dollars in millions, except per share data)
                                   (unaudited)

                                                                                                     Three months ended
                                                                                                          March 31,
                                                                                                   ----------------------
                                                                                                   1998              1997
                                                                                                   ----              ----
Earnings per common share:
   Basic:
     Weighted average shares outstanding.....................................................   308,969,000       304,615,000
     Net income before extraordinary charge..................................................          $.74              $.63
     Extraordinary charge....................................................................           .05               .01
                                                                                                       ----              ----

       Net income............................................................................          $.69              $.62
                                                                                                       ====              ====

   Diluted:
     Weighted average shares outstanding.....................................................   332,409,000       333,965,000
     Net income before extraordinary charge..................................................          $.70              $.58
     Extraordinary charge....................................................................           .05               .01
                                                                                                       ----              ----

       Net income............................................................................          $.65              $.57
                                                                                                       ====              ====

































               The accompanying notes are an integral part of the
                       consolidated financial statements.




                         CONSECO, INC. AND SUBSIDIARIES

           SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                              (Dollars in millions)
                                   (unaudited)

                                                                               Common stock     Accumulated other
                                                                   Preferred  and additional      comprehensive      Retained
                                                       Total         stock    paid-in capital     income (loss)      earnings
                                                       -----         -----    ---------------     -------------      --------
Balance, December 31, 1997........................... $5,213.9     $115.8       $2,619.8            $200.6           $2,277.7

   Comprehensive income, net of tax:
     Net income......................................    214.6        -              -                 -                214.6
     Change in minimum pension liability adjustment..       .1        -              -                  .1                -
     Change in unrealized appreciation of securities
       (net of applicable income tax benefit
         of $19.4)..................................     (33.0)       -              -               (33.0)               -
                                                      --------

         Total comprehensive income..................    181.7

   Issuance of shares for stock options and for agent
     and employee benefit plans......................    103.1        -            103.1               -                  -
   Tax benefit related to issuance of shares under
     stock options plans.............................     36.8        -             36.8               -                  -
   Cost of shares acquired...........................   (257.2)       -           (138.7)              -               (118.5)
   Dividends on preferred stock......................     (2.0)       -              -                 -                 (2.0)
   Dividends on common stock.........................    (35.1)       -              -                 -                (35.1)
                                                      --------     ------       --------            ------          ---------

Balance, March 31, 1998.............................. $5,241.2     $115.8       $2,621.0            $167.7           $2,336.7
                                                      ========     ======       ========            ======           ========

Balance, December 31, 1996........................... $4,216.8     $267.1       $2,350.7            $ 36.6           $1,562.4

   Comprehensive income, net of tax:
     Net income......................................    202.7        -              -                 -                202.7
     Change in unrealized appreciation of securities
       (net of applicable income tax benefit
         of $104.2)..................................   (193.4)       -              -              (193.4)               -
                                                      --------

         Total comprehensive income..................      9.3

   Conversion of preferred stock into common shares..      -       (134.0)         134.0               -                  -
   Issuance of shares in merger transactions.........    115.7        -            115.7               -                  -
   Issuance of shares for stock options and for agent
     and employee benefit plans......................     62.9        -             62.9               -                  -
   Tax benefit related to issuance of shares under
     stock option plans..............................       .5        -               .5               -                  -
   Conversion of convertible debentures into
     common shares...................................    142.1        -            142.1               -                  -
   Cost of shares acquired...........................    (36.7)       -            (36.7)              -                  -
   Other ............................................     (5.2)       -             (5.2)              -                  -
   Amounts applicable to preferred stock:
     Charge related to induced conversion of
       convertible preferred stock...................    (12.3)       -              -                 -                (12.3)
     Dividends on preferred stock....................     (2.3)       -              -                 -                 (2.3)
   Dividends on common stock.........................    (16.2)       -              -                 -                (16.2)
                                                      --------     ------       --------            ------           --------

Balance, March 31, 1997.............................. $4,474.6     $133.1       $2,764.0           $(156.8)          $1,734.3
                                                      ========     ======       ========           =======           ========





               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                        5


                         CONSECO, INC. AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                              (Dollars in millions)
                                   (unaudited)
                                                                                                   Three months ended
                                                                                                        March 31,
                                                                                                ------------------------
                                                                                                1998                1997
                                                                                                ----                ----
Cash flows from operating activities:
   Net income...............................................................................  $   214.6         $   202.7
   Adjustments to reconcile net income to net cash provided by operating activities:
     Gain on sale of finance receivables....................................................     (184.2)           (158.1)
     Valuation adjustments of interest-only securities......................................       47.0               -
     Net increase in cash deposits..........................................................       13.0              (4.2)
     Amortization and depreciation..........................................................      223.8             128.8
     Income taxes...........................................................................      129.3             107.2
     Insurance liabilities..................................................................     (128.2)             (7.4)
     Amounts added to annuity and financial product policyholder account balances...........      274.0             189.9
     Fees charged to insurance liabilities..................................................     (116.3)           (103.7)
     Accrual and amortization of investment income..........................................       36.8              28.1
     Deferral of cost of policies produced..................................................     (169.6)           (109.6)
     Minority interest......................................................................       29.5              13.4
     Extraordinary charge on extinguishment of debt.........................................       25.2               5.1
     Net investment gains...................................................................     (104.8)             (5.1)
     Other..................................................................................       36.1             (75.5)
                                                                                              ---------         ---------

       Net cash provided by operating activities............................................      326.2             211.6
                                                                                              ---------         ---------

Cash flows from investing activities:
   Sales of investments.....................................................................    8,246.3           3,483.9
   Maturities and redemptions...............................................................      321.3             127.8
   Purchases of investments.................................................................   (8,543.6)         (3,592.0)
   Cash received from sales of finance receivables, net of expenses.........................    2,894.1           1,798.2
   Principal payments received on finance receivables.......................................    1,364.3             936.4
   Finance receivables originated...........................................................   (4,459.1)         (2,926.4)
   Purchase of mandatorily redeemable preferred stock of subsidiary.........................        -               (27.6)
   Acquisition of Capitol American Financial Corporation, net of cash held at date of merger        -              (522.1)
   Other....................................................................................      (35.1)            (37.7)
                                                                                              ---------         ---------

       Net cash used by investing activities ...............................................     (211.8)          (759.5)
                                                                                              ---------         ---------

Cash flows from financing activities:
   Issuance of Company-obligated mandatorily redeemable preferred stock of subsidiary
     trusts.................................................................................        3.6             296.7
   Issuance of shares related to stock options and employee benefit plans  .................       57.7              10.3
   Issuance of notes payable and commercial paper:
     Corporate..............................................................................    1,090.8             745.8
     Consumer and commercial finance........................................................    2,553.7           1,921.4
   Payments of notes payable and commercial paper:
     Corporate..............................................................................   (1,035.9)           (548.7)
     Consumer and commercial finance........................................................   (2,354.0)         (1,659.8)
   Payments to repurchase equity securities.................................................     (199.6)            (36.7)
   Investment borrowings....................................................................     (193.4)            (65.1)
   Deposits to insurance liabilities........................................................      533.1             456.8
   Withdrawals from insurance liabilities...................................................     (626.4)           (504.9)
   Charge related to induced conversion of convertible preferred stock......................        -               (12.3)
   Distributions on Company-obligated mandatorily redeemable preferred stock of
     subsidiary trusts......................................................................      (12.8)             (6.3)
   Dividends paid ..........................................................................      (37.2)            (19.1)
                                                                                              ----------        ---------

       Net cash provided (used) by financing activities.....................................     (220.4)            578.1
                                                                                              ---------         ---------

       Net increase (decrease) in short-term investments....................................     (106.0)             30.2

Short-term investments, beginning of period.................................................    1,179.1             377.4
                                                                                              ---------         ---------

Short-term investments, end of period.......................................................  $ 1,073.1         $   407.6
                                                                                              =========         =========
               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                        6

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     The following notes should be read in conjunction with the notes to supplemental consolidated financial statements of Conseco, Inc. ("We", "Conseco" or the "Company") as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 included as Exhibit 99.1 to Conseco's Form 8-K dated June 30, 1998, as amended.

     1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring items, which are necessary to present fairly Conseco's financial position and results of operations on a basis consistent with that of our prior audited consolidated financial statements. Results for interim periods are not necessarily indicative of the results that may be expected for a full year. We have reclassified certain amounts from the prior periods to conform to the 1998 presentation.

     The following summary explains the accounting policies we use to arrive at the more significant numbers in our financial statements. We have restated all share and per-share amounts for the two-for-one stock splits distributed February 11, 1997. We prepare our financial statements in accordance with generally accepted accounting principles ("GAAP"). We follow the accounting standards established by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants and the Securities and Exchange Commission.

     Conseco, Inc. ("We," "Conseco" or the "Company" ) is a financial services holding company. The Company's life insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance, individual and group major medical insurance and other insurance products. The Company's finance subsidiaries originate, purchase, sell and service consumer and commercial finance loans throughout the United States. Conseco's operating strategy is to grow its business by focusing its resources on the development and expansion of profitable products and strong distribution channels. Conseco has supplemented such growth by acquiring companies that have profitable niche products and strong distribution systems. Once a company is acquired, our operating strategy has been to consolidate and streamline management and administrative functions where appropriate, to realize superior investment returns through active asset management, to eliminate unprofitable products and distribution channels and to expand and develop the profitable distribution channels and products.

     In preparing financial statements in conformity with GAAP, we are required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. For example, we use significant estimates and assumptions in calculating the cost of policies produced, the cost of policies purchased, interest-only securities, servicing rights, goodwill, insurance liabilities, liabilities related to litigation, guaranty fund assessment accruals and deferred income taxes. If our future experience differs materially from these estimates and assumptions, our financial statements could be affected.

     Consolidation issues. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger (the "Green Tree Merger") with Green Tree Financial Corporation ("Green Tree") in a transaction accounted for as a pooling of interests (see "Green Tree Merger"). GAAP prohibits giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Conseco after financial statements covering the date of consummation of the Merger are issued. The pooling of interests method of accounting requires the restatement of all periods presented as if Conseco and Green Tree had always been combined. The consolidated statement of stockholders' equity reflects the accounts of the Company as if additional shares of Conseco common stock had been issued during all periods presented. Intercompany transactions prior to the merger have been eliminated, and certain reclassifications were made to Green Tree's financial statements to conform to Conseco's presentations. No material adjustments were recorded to conform Green Tree's accounting policies.

     Our   financial   statements   do  not  include  the  results  of  material
transactions  between  us  and  our  consolidated   affiliates,   or  among  our
consolidated affiliates.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     ADJUSTMENT TO ACTIVELY MANAGED FIXED MATURITY SECURITIES

     We classify fixed maturity securities into three categories: "actively managed" (which are carried at estimated fair value), "trading" (which are carried at estimated fair value) and "held to maturity" (which are carried at amortized cost). We held $38.7 million of trading securities at March 31, 1998, which are included in other invested assets. We did not classify any fixed maturity securities in the held to maturity category at March 31, 1998.

     Adjustments to carry actively managed fixed maturity securities at fair value have no effect on our earnings. We record them, net of tax and other adjustments, to shareholders' equity. The following table summarizes the effect of these adjustments on the related balance sheet accounts at March 31, 1998 and December 31, 1997:

                                                           March 31, 1998                       December 31, 1997
                                                ------------------------------------   ----------------------------------
                                                              Effect of                              Effect of
                                                             fair value     Carrying                fair value    Carrying
                                                Cost basis   adjustments      value    Cost basis   adjustments     value
                                                ----------   -----------      -----    ----------   -----------     -----
                                                                            (Dollars in millions)
Actively managed fixed maturity
    securities...............................   $22,616.3     $352.6       $22,968.9    $22,289.3    $484.4      $22,773.7
Other balance sheet items:
    Cost of policies purchased...............     2,508.7      (66.1)        2,442.6      2,639.0    (172.6)       2,466.4
    Cost of policies produced................     1,062.4      (39.9)        1,022.5        949.9     (34.7)         915.2
    Other....................................         -         (1.9)           (1.9)        -         (4.4)          (4.4)
    Income tax liabilities...................      (504.9)     (85.7)         (590.6)      (437.3)    (95.5)        (532.8)
                                                              ------                                 ------

Unrealized appreciation of fixed maturity
    securities, net..........................                 $159.0                                 $177.2
                                                              ======                                 ======

       GREEN TREE MERGER

       On June 30, 1998, we completed the Green Tree Merger. Each outstanding share of Green Tree common stock was exchanged for .9165 of a share of Conseco common stock. We issued 128.7 million shares of Conseco common stock (including
5.0 million common equivalent shares issued in exchange for Green Tree's outstanding options). The Green Tree Merger constituted a tax-free exchange and is accounted for under the pooling of interests method. As a result of the Green Tree Merger, a restructuring charge of $148 million (net of taxes) was recorded in the second quarter of 1998. The restructuring charge includes investment banking, accounting, legal and regulatory fees, severance costs and other costs associated with the Green Tree Merger.

       The results of operations for Conseco and Green Tree, separately and combined, for periods prior to the merger were as follows:

                                                                              Three months ended
                                                                                   March 31,
                                                                              ------------------
                                                                              1998          1997
                                                                              -----         ----
                                                                             (Dollars in millions)
Revenues:
   Conseco...............................................................    $1,699.0     $1,099.0
   Green Tree............................................................       285.8        267.2
   Less elimination of intercompany revenues.............................          -          (1.0)
                                                                             --------     --------

     Combined............................................................    $1,984.8     $1,365.2
                                                                             ========     ========

Net income:
   Conseco...............................................................    $  151.1     $  111.5
   Green Tree............................................................        63.5         91.8
   Less elimination of intercompany net income...........................          -           (.6)
                                                                             --------     --------

     Combined............................................................    $  214.6     $  202.7
                                                                             ========     ========

                                        8

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     INVESTMENTS, FINANCE RECEIVABLES AND SERVICING RIGHTS OF FINANCE
       SUBSIDIARIES

     We pool and securitize substantially all of the finance receivables we originate, retaining: (i) investments in interest-only securities that are subordinated to the rights of other investors; (ii) servicing on the contracts; and (iii) investment in senior securities made by our insurance subsidiaries (classified as fixed maturity securities). In a typical securitization, we sell finance receivables to a special purpose entity, established for the limited purpose of purchasing the finance receivables and selling securities representing interests in the receivables. The special purpose entity issues interest-bearing securities that are collateralized by the underlying pool of finance receivables. We receive the proceeds from the sale of the securities in exchange for the finance receivables. The securities are typically sold at the same amount as the principal balance of the receivables sold. We retain a residual interest representing the right to receive, over the life of the pool of finance receivables, the excess of the cash flows received on the receivables transferred to the trust over the return paid to the holders of other interests in the securitization and servicing fees.

     We recognize a gain on the sale of finance receivables equal to the difference between the proceeds from the sale, net of related transaction costs, and the allocated carrying amount of the receivables sold. We allocate the carrying amount of finance receivables between the assets sold and retained based on their relative fair values at the date of sale. The estimated fair value of interest-only securities and servicing rights is determined by discounting the projected cash flows over the expected life of the finance receivables sold using prepayment, default, loss, servicing cost and discount rate assumptions.

     On a quarterly basis, we determine the estimated fair value of our interest-only securities based on discounted projected future cash flows using current assumptions. Differences between the estimated fair value and carrying value of interest-only securities considered temporary declines are recognized as reductions to shareholders' equity, while differences that are considered other than temporary declines in value are recognized as a reduction to earnings. Other than temporary declines in value are deemed to occur when the present value of estimated future cash flows discounted at a risk free rate using appropriate assumptions is less than the carrying value of the interest-only securities. If other than temporary impairment occurs, the carrying value is reduced to estimated fair value and a loss is recognized in the statement of operations.

     We recorded losses of $47 million during the first quarter of 1998 due to other than temporary declines in the fair value of interest-only securities resulting from adverse prepayment experience. The reported values of interest-only securities at March 31, 1998 and December 31, 1997 have been adjusted to reflect unrealized gains (before income taxes) of $1.5 million and $35.2 million, respectively.

       Activity in the interest-only securities account during the first quarter of 1998 is as follows (dollars in millions):

Balance at January 1, 1998...............................................      $1,363.2
   Additions resulting from securitizations during the period............         164.3
   Investment income.....................................................          33.4
   Principal and interest received.......................................         (67.9)
   Realized loss.........................................................         (47.0)
   Change in unrealized appreciation.....................................         (33.7)
                                                                               --------

Balance at March 31, 1998................................................      $1,412.3
                                                                               ========

     In 1995 and previous years, we sold a substantial portion of our interest-only securities related to manufactured housing securitization transactions between 1978 and 1995 in the form of securitized net interest margin certificates. We retained a subordinated interest in the cash flow of the interest-only securities sold. These interests are included in interest-only securities and total $79.4 million at March 31, 1998.

     Generally, interest-only securities relate to the sale of closed end manufactured housing, home equity, home improvement, consumer and equipment finance receivables. Interest-only securities are subject to a substantial amount of credit loss and prepayment risk related to the receivables sold. In connection with the valuation of interest-only securities, the Company has provided for approximately $946.1 million of credit losses as of March 31, 1998. On a nondiscounted basis, the amount of credit losses provided for in connection with the valuation of the interest-only securities is approximately $1.4 billion. These estimated losses, if realized, would reduce the amount of cash flows available to the interest-only securities and are considered in the determination of the estimated fair value of such securities.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

       The following summarizes assumptions used to determine the estimated fair value of interest-only securities as of March 31, 1998.

                                                      Manufactured        Home equity/       Consumer/
                                                         housing        home improvement     equipment           Total
                                                         -------        ----------------     ---------           -----
                                                                                (Dollars in millions)
Interest-only securities............................    $872.6             $396.5             $143.2           $1,412.3
Principal balance of sold managed finance
   receivables......................................  18,186.7            5,005.0            2,655.3           25,847.0
Weighted average customer interest rate on
   sold managed finance receivables (1).............     10.46%             11.85%             11.12%
Expected weighted average constant prepayment
   rate as a percentage of principal balance of
   sold managed finance receivables (1).............      9.75%              25.0%              22.0%
Expected nondiscounted credit losses as a
   percentage of principal balance of sold managed
   financed receivables (1).........................       6.2%               4.4%               2.0%

-------------------

(1) The valuation of interest-only securities is affected not only by the projected level of prepayments of principal and net credit losses, as shown above, but also by the projected timing of such prepayments and net credit losses. Should the timing of projected prepayments of principal or net credit losses differ materially from the timing projected by the Company, such timing could have a material effect on the valuation of the interest-only securities.

     The weighted average interest rate we use to discount expected future cash flows of the interest-only securities is 11.60 percent at March 31, 1998.

     During the quarters ended March 31, 1998 and 1997, we sold $3.0 billion and $1.8 billion, respectively, of closed end receivables in various securitized transactions and recognized gains of $137.2 million and $158.1 million, respectively.

     Finance receivables, summarized by type, were as follows at March 31, 1998 and December 31, 1997 (dollars in millions):

                                                                                 March 31,     December 31,
                                                                                   1998            1997
                                                                                   ----            ----
Lease........................................................................   $  282.0        $  209.3
Commercial finance...........................................................      634.4           684.6
Revolving credit card........................................................      334.3           166.3
Loans held for sale..........................................................      929.7           930.6
                                                                                --------        --------

                                                                                 2,180.4         1,990.8

Less allowance for doubtful accounts.........................................      (25.8)          (19.8)
                                                                                --------        --------

     Net finance receivables.................................................   $2,154.6        $1,971.0
                                                                                ========        ========

     Servicing rights, retained subsequent to the sale of finance receivables, are amortized in proportion to and over the estimated period of net servicing income.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     The activity in the servicing rights account during the first quarter of 1998 is as follows (dollars in millions):

Balance at January 1, 1998.................................................      $ 96.3
   Additions resulting from securitizations
     during the period.....................................................        20.5
   Amortization............................................................        (5.0)
                                                                                 ------

Balance at March 31, 1998..................................................      $111.8
                                                                                 ======

     Servicing rights are evaluated for impairment on an ongoing basis, stratified by product type and origination period. To the extent the recorded amount exceeds the fair value, a valuation allowance is established through a charge to earnings. Upon subsequent measurement of the fair value of these servicing rights in future periods, if the fair value equals or exceeds the carrying amount, any previously recorded valuation allowance would be deemed unnecessary and, therefore, represent current period earnings only the extent of such previously recorded allowance.

   EARNINGS PER SHARE

     As of December 31,  1997,  we adopted  Statement  of  Financial  Accounting
Standards No. 128, "Earnings Per Share"("SFAS 128"). SFAS 128 provides new accounting and reporting standards for earnings per share. It replaces primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share represents the potential dilution that could occur if all dilutive convertible securities, warrants and stock options were exercised and converted into common stock. The diluted earnings per share calculation assumes that the proceeds received upon the conversion of all dilutive options and warrants are used to repurchase the Company's common shares at the average market price of such shares during the period. Prior period earnings per share amounts have been restated. We have also restated all share and per-share amounts for the two-for-one stock split distributed February 11, 1997.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     A reconciliation of income and shares used to calculate basic and diluted earnings per share is as follows:

                                                                                        Three months ended
                                                                                             March 31,
                                                                                        ------------------
                                                                                        1998          1997
                                                                                        ----          ----
                                                                                      (Dollars in millions and
                                                                                        shares in thousands)
Income:
   Net income before extraordinary charge...........................................    $231.0        $206.0
   Preferred stock dividends........................................................       2.0          14.6
                                                                                        ------        ------

     Income before extraordinary charge applicable to common ownership
       for basic earnings per share.................................................     229.0         191.4

   Effect of dilutive securities:
     Preferred stock dividends......................................................       2.0           2.3
                                                                                        ------       -------

     Income before extraordinary charge applicable to common ownership
       and assumed conversions for diluted earnings per share.......................    $231.0        $193.7
                                                                                        ======        ======

Shares:
   Weighted average shares outstanding for basic earnings per share.................   308,969       304,615

   Effect of dilutive securities on weighted average shares:
     Stock options..................................................................     9,591        14,863
     Warrants.......................................................................       110          -
     Employee stock plans...........................................................     1,970         2,079
     PRIDES.........................................................................     6,482         7,447
     Convertible debentures.........................................................     5,287         4,961
                                                                                       -------       -------

         Dilutive potential common shares...........................................    23,440        29,350
                                                                                       -------       -------

           Weighted average shares outstanding for diluted earnings
              per share.............................................................   332,409       333,965
                                                                                       =======       =======

     COMPREHENSIVE INCOME

     As of December 31, 1997, we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in shareholders' equity (except those arising from transactions with shareholders) and includes net income and net unrealized gains (losses) on securities. The new standard requires only additional disclosures in the consolidated financial statements; it does not affect our financial position or results of operations.

     The change in unrealized gains included in comprehensive income in the first quarter of 1997 was net of $4.3 million (after an income tax benefit of $2.2 million) of net investment losses included in net income.

     BUSINESS SEGMENTS

     As of January 1, 1998, we adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). Under SFAS 131, companies are required to provide disclosures about operating segments on the same basis used internally by a company for evaluating the performance of its operations and the allocation of its resources. The segment disclosure under SFAS 131 is not significantly different from our prior disclosures because our prior disclosures reflected the same operating data and results used by management in evaluating the performance of our business.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     The following table summarizes financial data by segment:


                                                                                        Three months ended
                                                                                             March 31,
                                                                                        ------------------
                                                                                        1998          1997
                                                                                        ----          ----
                                                                                       (Dollars in millions)
Total revenues:
   Consumer and commercial finance..................................................  $  285.8     $  266.2
   Supplemental health..............................................................     585.4        466.1
   Annuities........................................................................     437.5        274.5
   Life insurance...................................................................     370.5        226.5
   Individual and group major medical...............................................     238.3         98.7
   Other............................................................................      67.3         33.2
                                                                                      ---------    --------

                                                                                      $1,984.8     $1,365.2
                                                                                      ========     ========

Income before income taxes, minority interest and extraordinary charge:
   Consumer and commercial finance..................................................  $  102.4     $  147.1
   Supplemental health..............................................................     138.7         82.1
   Annuities........................................................................      82.0         64.6
   Life insurance...................................................................     101.0         54.3
   Individual and group major medical...............................................      19.3         10.2
   Other............................................................................      20.0         14.0
   Corporate........................................................................     (42.8)       (29.8)
                                                                                      --------     --------

                                                                                      $  420.6     $  342.5
                                                                                      ========     ========

     FINANCIAL INSTRUMENTS

     We periodically use options and interest rate swaps to hedge interest rate risk associated with our investments and borrowed capital. At March 31, 1998, we held agreements to create a hedge that effectively converts a portion of our fixed-rate borrowed capital into floating-rate instruments for the period during which the agreements are outstanding. The difference between the interest rates is accrued as interest rates change and recorded as an adjustment to interest expense. During the first quarter of 1998, interest expense was reduced by $.7 million as a result of our interest rate swap agreements. Such interest rate swap agreements have an aggregate notional principal amount of $1.0 billion, mature in various years through 2008 and have an average remaining life of 7 years.

     In 1996, we introduced equity-indexed annuity products, which provide a guaranteed base rate of return with a higher potential return linked to the performance of a broad-based equity index. We buy Standard & Poor's 500 Index Call Options (the "S&P 500 Call Options") in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked. We include the cost of the S&P 500 Call Options in the pricing of the equity-indexed annuity products. We reflect changes in the values of the S&P 500 Call Options, which fluctuate in relation to changes in policyholder account balances for these annuities, in net investment income. Premiums paid to purchase these instruments are deferred and amortized over their term.

     During the three months ended March 31, 1998, net investment income included $59.7 million related to changes in the value of the S&P 500 Call
Options. Such investment income was substantially offset by amounts added to policyholder account balances for annuities and financial products. The value of the S&P 500 Call Options was $71.8 million at March 31, 1998. We classify such instruments as other invested assets.

     If the counterparties of the aforementioned financial instruments do not meet their obligations, Conseco may have to recognize a loss. Conseco limits its exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At March 31, 1998, all of the counterparties were rated "A" or higher by Standard & Poor's Corporation.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     REINSURANCE

     Cost of reinsurance ceded where the reinsured policy contains mortality risks totaled $133.9 million and $92.3 million in the first quarters of 1998 and 1997, respectively. This cost was deducted from insurance premium revenue. Conseco is contingently liable for claims reinsured if the assuming company is unable to pay. Reinsurance recoveries netted against insurance policy benefits totaled $135.5 million and $70.8 million in the first quarters of 1998 and 1997, respectively.

     The Company has ceded certain policy liabilities under assumption reinsurance agreements. Since all of Conseco's obligations under these insurance contracts have been ceded to another company, insurance liabilities related to such policies were not reported in the balance sheet. We believe the assuming companies are able to honor all contractual commitments under the assumption reinsurance agreements, based on our periodic reviews of financial statements, insurance industry reports and reports filed with state insurance departments.

     CHANGES IN NOTES PAYABLE AND COMMERCIAL PAPER

     Notes payable and commercial paper related to the corporate activities of the Company were as follows:


                                                                                        March 31,    December 31,
                                                                     Interest rate        1998           1997
                                                                     -------------        ----           ----
                                                                                          (Dollars in millions)


Bank debt............................................................  5.99% (1)        $  695.0        $1,000.0
Leucadia Notes.......................................................  6.19% (1)           400.0           400.0
Notes due 2003.......................................................   6.4%               250.0             -
Senior notes due 2003................................................ 8.125%               168.5           168.5
Senior notes due 2004................................................  10.5%                41.1           184.9
Subordinated notes due 2004.......................................... 11.25%                 8.1            10.9
Convertible subordinated debentures due 2005.........................   6.5%                29.1            29.1
Convertible subordinated notes due 2003..............................   6.5%                86.0            86.1
Commercial paper.....................................................  5.95%               741.0           448.2
Other................................................................Various                20.2            21.3
                                                                                        --------        --------

     Total principal amount..........................................                    2,439.0         2,349.0

Unamortized net (discount) premium...................................                       (3.9)            5.9
                                                                                         -------        --------

     Total...........................................................                   $2,435.1        $2,354.9
                                                                                        ========        ========

(1)  Current rate at March 31, 1998.

   First quarter 1998 changes in notes payable

   On February 9, 1998, we completed the offering of $250.0 million of 6.4 percent Notes (the "Notes") due February 10, 2003. Proceeds from the offering of approximately $248.0 million (after original issue discount and other associated costs) were used to retire bank debt. Interest is paid semi-annually on February 10 and August 10 of each year. The Notes are redeemable in whole or in part at the option of Conseco at any time, at a redemption price equal to the sum of (a) the greater of: (i) 100 percent of the principal amount; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semi-annual basis at the Treasury rate (as defined in the Notes) plus 25 basis points, plus (b) accrued and unpaid interest on the principal amount thereof to the date of redemption. The Notes are unsecured and rank pari passu with all other unsecured and unsubordinated obligations of Conseco.

   During the first quarter of 1998, we repurchased $2.8 million par value of the 11.25 percent subordinated notes due 2004 for $3.2 million. We recognized an extraordinary charge of $.2 million (net of a $.1 million tax benefit) as a result of such repurchases. In addition, assets with a carrying value at March 31, 1998, of $9.6 million were segregated for the purpose of defeasing the remaining $8.1 million par value of our 11.25 percent subordinated notes due 2004.
                                       14

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

   During the first quarter of 1998, we repurchased $143.8 million par value of our 10.5 percent senior notes due 2004 for $176.7 million. We recognized an extraordinary charge of $16.2 million (net of an $8.7 million tax benefit) as a result of such repurchases.

   First quarter 1997 changes in notes payable

   In the first quarter of 1997, we  repurchased  $76.1 million par value of the
11.25 percent senior subordinated notes due 2004 for $87.7 million. We recognized an extraordinary charge of $3.3 million (net of a $1.8 million tax benefit) as a result of such repurchases.

     During the first quarter of 1997, $61.0 million par value of convertible subordinated debentures due 2005 were converted into 4.7 million shares of Conseco common stock. Such convertible debentures were acquired in conjunction with the acquisition (the "ATC Merger") of American Travellers Corporation ("ATC") in December 1996. We paid $4.2 million to induce the holders to convert such convertible subordinated debentures. The charge recognized as a result of the inducement payment was not significant since such amount approximated amounts reflected in the fair value of the debentures at the ATC Merger date.

     NOTES PAYABLE RELATED TO CONSUMER AND COMMERCIAL FINANCING ACTIVITIES

     Notes payable related to consumer and commercial financing activities of our subsidiary, Green Tree, were as follows:

                                                              Interest          March 31,      December 31,
                                                                rate              1998             1997
                                                                ----              ----             ----
                                                                          (Dollars in millions)

Bank debt.................................................     6.53%           $  690.0          $   35.0
Credit facility secured by interest-only securities.......     7.69               492.8               -
Master repurchase agreements..............................     6.45               315.1               -
Medium term notes.........................................     6.62               246.6             246.6
Senior subordinated notes.................................    10.80               263.8             263.7
Commercial paper..........................................     5.84                48.9           1,319.1
Other  ...................................................     2.00                 1.9               1.9
                                                                               --------          --------

     Total................................................                     $2,059.1          $1,866.3
                                                                               ========          ========

     Green Tree had unsecured lines of credit with various financial institutions of $1.5 billion at December 31, 1997, which were substantially restructured in the first quarter of 1998 and the balance outstanding was reduced and a portion of the commitment was terminated in the second quarter using contributions to Green Tree's capital from Conseco. Subsequent to the restructuring and payments, the unsecured lines provide potential financings up to $225.0 million and expire in April 1999.

     Green Tree entered into a new credit facility in February 1998, which provides for a $500 million line of credit secured by the Company's interest-only securities. The line of credit matures on February 12, 2000, with an optional one year extension. In addition, Green Tree issued warrants to purchase 2.5 million equivalent shares of Conseco common stock at $24.8227 per share to the provider of the facility subject to a maximum appreciation of $16.37 per equivalent share. The warrants were exercised at the date of the Green Tree Merger.

     At March 31, 1998, Green Tree had $3.8 billion of master repurchase agreements, subject to the availability of eligible collateral, with various investment banking firms. The master repurchase agreements generally provide for annual terms which are extended each quarter by mutual agreement of the parties for an additional annual term based upon the review of updated quarterly financial information from Green Tree.

     During the fourth quarter of 1997 and the first quarter of 1998, Green Tree's senior unsecured debt ratings were lowered by each of the credit rating agencies which provide ratings on its debt. As a result of these actions, Green Tree curtailed its issuance of commercial paper in favor of its master repurchase agreements and bank credit line.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     CHANGES IN PREFERRED STOCK

     During the first quarter of 1997, 2,192,000 shares of Preferred Redeemable Increased Dividend Equity Securities Convertible Preferred Stock ("PRIDES") were converted by holders of such shares into 7.5 million shares of common stock. We paid $12.3 million to induce the holders to convert the PRIDES. Such payment is reflected in the consolidated financial statements as a dividend paid to such holders.

     CHANGES IN COMMON STOCK

     Changes in the number of shares of common stock outstanding for the first three months of 1998 and 1997 were as follows (shares in thousands):

                                                                                                      Three months ended
                                                                                                          March 31,
                                                                                                      ------------------
                                                                                                       1998         1997
                                                                                                       ----         ----
Balance, beginning of period..............................................................          310,012      293,359
   Stock options exercised................................................................            4,861          938
   Shares issued in conjunction with merger...............................................               -         2,882
   Common shares converted from convertible subordinated debentures.......................               -         4,728
   Common shares converted from PRIDES....................................................               -         7,497
   Common stock acquired under option exercise and repurchase programs....................           (5,812)        (932)
   Shares issued under employee benefit and compensation plans............................              657        1,297
                                                                                                    -------      -------

Balance, end of period....................................................................          309,718      309,769
                                                                                                    =======      =======

     In the first quarter of 1998, Conseco's chief executive officer and three of its executive vice presidents exercised outstanding options to purchase approximately 2.4 million shares of Conseco common stock under Conseco's option exercise program. The options exercised would otherwise have remained exercisable until 2004. The option exercise program was created in 1994 in order to accelerate the recording of tax benefits we derive from the exercise of the options and to better manage our capital structure. No cash was exchanged as the executives paid for the exercise price of the options and a portion of the federal and state taxes thereon by tendering previously owned shares. The Company withheld shares to cover a portion of the federal and state taxes owed by the executives as a result of the exercise transactions. The program resulted in the following changes to common stock and additional paid-in capital: (i) an increase for a tax benefit of $26.6 million (net of payroll taxes incurred of $1.1 million); (ii) an increase for the exercise price of $35.2 million; and
(iii) a decrease of $72.4 million related to shares withheld or tendered by the executives for the exercise price and for federal and state taxes. Net of shares withheld or tendered, we issued approximately .9 million shares of common stock to the executives under the program. As an inducement to encourage the exercise of options prior to their expiration date, we granted to the executive officers new options to purchase a total of 1.5 million shares at a price of $48.1875 per share (equal to the market price per share on the grant date) to replace the shares surrendered for taxes and the exercise price.

   During the first quarter of 1998, we repurchased 3.6 million Conseco common shares under our share repurchase programs for $161.2 million. In conjunction with our announcement of the agreement to merge with Green Tree Financial Corporation ("Green Tree"), we announced the termination of our current share repurchase program to repurchase 5 million Conseco common shares (719,400 shares of Conseco common stock were repurchased under such program prior to its termination). In the first quarter of 1998, .7 million shares were returned to the Company due to the recomputation of the bonus for fiscal year 1996, and the remaining 1.5 million shares were repurchased in connection with the stock option exercise program.

   We allocated the $257.2 million cost of the 5.8 million shares we repurchased in connection with the stock option exercise program and share repurchase program to shareholders' equity accounts as follows: (i) $138.7 million to common stock and additional paid-in capital (such allocation was based on the value we received for shares issued in our recent acquisitions); and (ii) $118.5 million to retained earnings.

   STOCK OPTION PLANS

   As a result of the Green Tree Merger, all options previously issued by Green Tree became immediately exercisable on June 30, 1998. In addition, on March 1, 1998, Green Tree offered to reprice certain employee stock options to the current market price on March 1, 1998.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

   A summary of stock option activity and related information of the Company (including the combined stock options of Conseco and Green Tree) for the first three months of 1998 is presented below (shares in thousands):

                                                                                Number of    Weighted average
                                                                                 shares       exercise price
                                                                                 -------      --------------

Outstanding at January 1, 1998.............................................        33,511          $24.78

   Granted in connection with:
     Traditional grants....................................................           773           25.18
     Option exercise program...............................................         1,502           48.19
     Repricing program.....................................................         2,594           25.10
                                                                                   ------

       Total granted.......................................................         4,869           32.23
                                                                                   ------

   Exercised...............................................................        (4,861)          19.83

   Forfeited...............................................................          (314)          25.79

   Terminated in repricing program.........................................        (2,594)          37.13
                                                                                   ------

Outstanding at March 31, 1998..............................................        30,611           25.69
                                                                                   ======

     The following summarizes information about fixed stock options outstanding at March 31, 1998 (shares in thousands):

                                                      Options outstanding                  Options exercisable
                                           -----------------------------------------   ---------------------------
                                                            Weighted        Weighted                    Weighted
                                                             average         average                     average
Range of                                      Number        remaining       exercise      Number        exercise
exercise prices                             outstanding  life (in years)      price     exercisable       price
---------------                             -----------  ---------------      -----     -----------       -----

 $ 1.56           ....................          22             .3            $1.56            22         $1.56
   3.24  -    4.86....................         830            3.2             3.37           830          3.37
   5.00  -    6.91....................         589            3.7             5.60           547          5.53
   7.77  -   11.57....................         572            3.7            10.31           302         10.09
  11.79  -   16.96....................       9,604            4.7            14.37         1,154         13.97
  17.88  -   26.19....................       5,960            8.4            24.61         1,551         22.83
  27.19  -   30.41....................       1,623            5.9            29.45           641         28.95
  30.41  (Key Manager Program)........       1,100           24.0            30.41         -               -
  30.73  -   45.84....................       8,775            7.8            38.05         5,552         38.75
  48.19  -   51.28....................       1,536            8.4            48.20         1,509         48.21
                                            ------                                        ------

                                            30,611                                        12,108
                                            ======                                        ======

     CHANGES IN MINORITY INTEREST

     Minority interest represents the interest of investors other than Conseco in its subsidiaries. Minority interest at March 31, 1998, included: (i) Company-obligated mandatorily redeemable preferred securities of subsidiary trusts with a carrying value of $1,388.1 million; and (ii) $.7 million interest in the common stock of a subsidiary.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     Company-obligated mandatorily redeemable preferred securities of subsidiary trusts at March 31, 1998, were as follows :

                                                                                                                Estimated
                                                                                      Amount        Carrying      fair
                                                                                    outstanding       value       value
                                                                                    -----------       -----       -----
                                                                                              (Dollars in millions)


          9.16% Trust Originated Preferred Securities ("TOPrS").................     $  275.0      $  275.0    $  286.7
          8.70% Capital Trust Pass-through Securities ("TruPS").................        325.0         325.0       363.1
          8.796% Capital Securities.............................................        300.0         300.0       338.7
          FELINE PRIDES.........................................................        503.7         488.1       607.6
                                                                                     --------      --------    --------

                                                                                     $1,403.7      $1,388.1    $1,596.1
                                                                                     ========      ========    ========

     In January 1998, an additional 74,900 FELINE PRIDES were issued for a total of $3.6 million to cover the over-allotments associated with our original offering of such securities in December 1997.

     DIRECTOR, EXECUTIVE AND SENIOR OFFICER STOCK PURCHASE PLAN

     The Director, Executive and Senior Officer Stock Purchase Plan is designed to encourage direct, long-term ownership of Conseco common stock by Board members, executive officers and certain senior officers. Under the program, 8 million shares of Conseco common stock have been purchased in 1997 and 1996 in open market transactions with independent parties. Purchases were financed by personal loans to the participants from a bank. Such loans are collateralized by the Conseco common stock purchased. Conseco has guaranteed the loans, but has recourse to the participants if we incur a loss under the guarantee. In addition, we provide loans to the participants for interest payments under the bank loans. A total of 39 directors and officers of Conseco participated in the plan. At March 31, 1998, the bank loans guaranteed by us totaled $247.4 million, and the loans provided by us for interest totaled $11.5 million. The common stock that collateralizes the loans had a fair value of $428.1 million.

     CONSOLIDATED STATEMENT OF CASH FLOWS

     The following non-cash items were not reflected in the consolidated statement of cash flows in 1998: (i) the acquisition of common stock of $57.6 million pursuant to the tender of shares for the exercise of stock options; (ii) the issuance of common stock under stock option and employee benefit plans of $45.4 million; and (iii) the tax benefit of $36.8 million related to the issuance of common stock under employee benefit plans. The following non-cash items were not reflected in the consolidated statement of cash flows in 1997:
(i) the  issuance of common  stock  valued at $115.7  million in the CAF Merger;
(ii) the issuance of $52.6  million of common stock to employee  benefit  plans;
(iii) the tax benefit of $.5 million related to the issuance of common stock under employee benefit plans; (iv) the conversion of $134.0 million of PRIDES into 2.2 million shares of common stock; and (v) the conversion of $61.0 million par value of convertible debentures into 4.7 million shares of common stock.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132") was issued in February 1998 and revises current disclosure requirements for employers' pensions and other retiree benefits. SFAS 132 will have no effect on our financial position or results of operations. SFAS 132 is effective for our December 31, 1998 financial statements.

     Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("SOP 97-3") was issued by the American Institute of Certified Public Accountants in December 1997 and provides guidance for determining when an insurance company or other enterprise should recognize a liability for guaranty-fund assessments and guidance for measuring the liability. The statement is effective for 1999 financial statements with early adoption permitted. The adoption of this statement is not expected to have a material effect on our financial position or results of operations.

                         CONSECO, INC. AND SUBSIDIARIES

             Notes to Supplemental Consolidated Financial Statements

     YEAR 2000 CONVERSION COSTS

     We have initiated a corporate-wide program designed to ensure that all of our computer systems will function properly in the year 2000. For some of our operations, the most effective solution will be to ensure timely completion of the previously planned conversions of their older systems to more modern, year 2000 - compliant systems used in other areas of the Company. In some cases, our most effective solution will be to purchase new, more modern systems; these costs will be capitalized as assets and amortized over their expected useful lives. In other cases, we will modify existing systems, thereby incurring costs that will be charged to operating expense. In the first quarter of 1998, we incurred $5.8 million in costs related to year 2000 projects. We expect to spend approximately an additional $39 million on these projects over the next two years. We began to incur expenses related to this program several years ago. We expect our year 2000 program to be completed on a timely basis.

     SUBSEQUENT EVENTS

     On April 1, 1998, we announced a fixed spread tender offer for our 8.125% Senior Notes due 2003 (the "8.125% Senior Notes"). The purchase price paid for each 8.125% Senior Note tendered was the price per $1,000 principal amount equal to a spread of 42 basis points over the yield to maturity of the 5.5 percent U.S. Treasury Note due February 28, 2003, at the time the holder tendered its 8.125% Senior Note plus accrued and unpaid interest, up to but excluding the settlement date. The tender offer expired on April 21, 1998. As a result of the tender offer, we repurchased $104.7 million principal of the 8.125% Senior Notes for $113.8 million. Such repurchases were funded with available cash, bank credit facilities and the issuance of commercial paper. We will recognize an extraordinary charge of $6.8 million (net of income taxes of $3.7 million) related to such repurchases in the second quarter of 1998.

     In July 1998, we announced that we would be taking a charge of $498.0 million (net of income taxes of $190.0 million) in the quarter ended June 30, 1998 related to the Green Tree Merger. The charge is comprised of $148.0 million of merger-related costs and non-cash charges of $350.0 million to recognize an other-than-temporary impairment of our interest-only securities.